Exhibit 99.1

November 16, 2020

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
AND NINE MONTH RESULTS

Cranford, New Jersey — November 16, 2020 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and thirty-nine week periods ended September 26, 2020.

Tofutti Brands reported net sales for the thirteen weeks ended September 26, 2020 of $3,152,000 compared to net sales of $3,122,000 for the thirteen weeks ended September 28, 2019. The Company’s gross profit increased to $1,033,000 for the thirteen weeks ended September 26, 2020 from $892,000 for the thirteen weeks ended September 28, 2019, and its gross profit percentage increased to 33% for the thirteen weeks ending September 26, 2020 compared to 29% for the thirteen weeks ending September 28, 2019.

The Company had net income of $220,000, or $0.04 per share (basic and diluted), for the thirteen weeks ended September 26, 2020, compared to a net loss of $40,000, or $(0.01) per share (basic and diluted), for the thirteen weeks ended September 28, 2019.

Net sales for the thirty-nine week period ended September 26, 2020 were $9,621,000 compared to net sales of $9,766,000 for the thirty-nine week period ended September 28, 2019, a decrease of $145,000. The Company’s gross profit for the thirty-nine week period ending September 26, 2020 was $3,044,000 compared to $2,735,000 for the thirty-nine week period ending September 28, 2019. The Company’s gross profit percentage was 32% for the thirty-nine weeks ended September 26, 2020 compared to 28% for the thirty-nine week period ended September 28, 2019.

The Company had net income of $410,000, or $0.08 per share (basic and diluted), for the thirty-nine weeks ended September 26, 2020 compared to a net loss of $79,000, or $(0.02) per share (basic and diluted), for the thirty-nine weeks ended September 28, 2019.

As of September 26, 2020, the Company had approximately $1,399,000 in cash and cash equivalents and its working capital was approximately $4,511,000, compared with approximately $514,000 in cash and cash equivalents and working capital of $4,482,000 at December 28, 2019.

Small Business Administration Loan (SBA Loan) On May 4, 2020, the Company was granted a loan of $165,000 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). A portion of the loan may be forgiven under provisions under the CARES Act based on payments for payroll, rent and utilities during the period subsequent to obtaining the loan.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “We have been fortunate to maintain our operations despite the continuing impact of COVID-19. During the most recent fiscal period we were able to increase our sales and to record net income of $220,000 compared to a net loss during the comparable period in 2019. We are indebted to our employees whose contributions have allowed us to achieve these improved results and meet customer demand,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 15 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended September 26, 2020	Thirteen weeks ended September 28, 2019	Thirty-nine weeks ended September 26, 2020	Thirty-nine weeks ended September 28, 2019

Net sales	$3,152	$3,122	$9,621	$9,766
Cost of sales	2,119	2,230	6,577	7,031
Gross profit	1,033	892	3,044	2,735

Operating expenses:	782	926	2,514	2,789

Income (loss) from operations	251	(34)	530	(54)
Interest expense	6	6	19	19
Income (loss) before income tax	245	(40)	511	(73)
Income tax expense	25	—	101	6

Net income (loss)
Basic	$220	$(40)	$410	$(79)
Diluted	$225	$(40)	$425	$(79)

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,436	5,154	5,436	5,154

Earnings (loss) per common share:
Basic	$0.04	$(0.01)	$0.08	$(0.02)
Diluted	$0.04	$(0.01)	$0.08	$(0.02)

TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	September 26, 2020 (unaudited)	December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$1,399	$514
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $442 and $407, respectively	1,634	1,819
Inventories	2,036	1,929
Prepaid expenses and other current assets	75	120
Total current assets	5,144	4,382

Deferred tax assets	144	217
Fixed assets (net of accumulated depreciation of $13 and $5, respectively)	137	145
Operating lease right-of-use assets	177	252
Other assets	35	30
Total assets	$5,637	$5,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$336	$167
Accrued expenses	326	375
Total current liabilities	662	542

Convertible note payable-long term-related party	500	500
SBA note payable-long term	165	—
Operating lease liabilities	72	156
Total liabilities	1,399	1,198

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at September 26, 2020 and December 28, 2019	52	52
Additional paid-in capital	207	207
Retained earnings	3,979	3,569
Total stockholders’ equity	4,238	3,828
Total liabilities and stockholders’ equity	$5,637	$5,026